POWER OF ATTORNEY

The undersigned, being a person required to file a statement under section 16(a) of the Securities Act of 1934 (the "1934 Act") and/or Section 30(h) of the Investment Company Act of 1940 (the "1940 Act") with respect to the Prudential Short Duration High Yield Fund,Inc., a Maryland corporation, does hereby appoint Deborah A.Docs, Claudia DiGiacomo, Andrew R. French and Jonathan D. Shain and each of them, as his attorney-in-fact to execute and deliver statements on Form 3, Form 4,and Form 5 as required by the 1934 Act and 1940 Act to take such other actions as such attorney-in-fact may deem necessary or appropriate in connection with such statements, hereby confirming and ratifying all actions that such attorney-in-fact has taken or may take in reliance hereon.

IN WITNESS WHEREOF, the undersigned has duly executed this power of attorney on the ____ day of ______ 2012.



\s\Scott E. Benjamin
Scott E. Benjamin